Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	READ IT ON THE WEB
Robert G. Kuhbach	www.dovercorporation.com
Vice President Finance &
Chief Financial Officer
(212) 922-1640	October 20, 2005
DOVER REPORTS THIRD QUARTER 2005 RESULTS
New York, New York, October 20, 2005 — Dover Corporation (NYSE: DOV) earned $132.6 million or $0.65 diluted earnings per share (“EPS”) from continuing operations for the third quarter ended September 30, 2005, compared to $112.6 million or $0.55 EPS from continuing operations in the prior year, both of which represent an increase of 18%. Net income for the third quarter of 2005 was $122.7 million or $0.60 EPS, including a loss of $9.9 million or $0.05 EPS from discontinued operations, compared to $120.3 million or $0.59 EPS for the same period of 2004, which included income from discontinued operations of $7.6 million or $0.04 EPS. Revenue for the third quarter of 2005 was $1,562.8 million, an increase of 13% over the prior year period, and income and earnings per share from continuing operations were at their highest levels since the third quarter of 2000.
For the nine months ended September 30, 2005, Dover had revenue of $4,485.0 million and income from continuing operations of $350.9 million. For the nine months ended September 30, 2005, four businesses were classified as discontinued. The three businesses discontinued in the third quarter had revenue of $141.6 million and income of $3.2 million or $0.02 EPS, excluding gains on sale and write-offs. All continuing operations information has been restated to reflect the discontinuance of these companies.
Commenting on the results and the current outlook, Dover’s Chief Executive Officer and President, Ronald L. Hoffman, said: “Dover delivered excellent results in the third quarter for several reasons. First and foremost, our operating companies continued to perform well, generating record revenue and the best quarterly income to date in 2005. Resources again led all segments with the highest revenue, income and margin, and Diversified, Industries, Systems and Technologies all showed sequential improvements in income and margins. I am particularly pleased about the fact that we achieved an increase in overall margin for three quarters in a row, and exceeded last year’s comparable quarterly results. It is noteworthy that we were able to deliver these strong results despite the negative impact that Hurricanes Katrina and Rita had on Triton as well as a number of our other companies with operations in the Gulf Coast region that serve the energy and automotive service markets.
“Second, we completed the biggest acquisition quarter in Dover’s history, investing over $960 million in three new companies that we believe will help us achieve our growth targets and deliver enhanced value to our shareholders. We are very excited about the addition of two outstanding stand-alone companies — Knowles Electronics and Colder Products — both of which
(more)

are now part of the Components group of our Electronics segment. Knowles is the world’s largest manufacturer of advanced hearing aid components, MEMS microphones and other specialty acoustic components. Colder is the leading manufacturer of low-pressure plastic quick disconnect couplers, with major applications in medical, bioengineering, pharmaceutical, and specialized commercial and industrial applications worldwide. The third company, Harbor Electronics, is a solid add-on to Everett Charles Technologies’ semiconductor test business. While these acquisitions will negatively impact Dover’s 2005 fourth quarter results by approximately 3-5 cents EPS, we expect them to be accretive to 2006 income by approximately 8-12 cents EPS. We are truly delighted to welcome these fine companies — and their employees — into the Dover family.
“Third, as part of our continuing strategic review process, we elected to discontinue three businesses including Somero in Industries, which we sold during the quarter and Tranter PHE in Diversified, which we signed a contract to sell pending regulatory approval. We will also be divesting a business in Systems within the next year. Somero and Tranter PHE are good companies, which fit better with their new owners, and we took advantage of the opportunity to sell them at attractive prices. Completion of these three transactions is anticipated to generate over $135 million of after-tax proceeds, which we can then strategically invest in higher value-added business opportunities.
“Last, but not least, we are seeing positive signs that Dover’s focus on operational excellence is producing tangible results. Margins have been improving across a number of Dover companies, and 20 companies, representing 56% of revenue, had margins in excess of 15% for the quarter. Working capital as a percentage of revenue remained below 22%. Inventory turns improved to 5.4 with 22% of revenue generated from companies that exceed the Dover metric of 8 turns. Organic growth continues to be robust with revenue up 7% and income up 11% for the quarter, and return on invested capital for continuing operations rose to 12%.
“Looking forward to the fourth quarter, we are cautiously optimistic about our performance prospects. Bookings have softened in some sectors, Europe remains weak, and there will be further purchase accounting expenses associated with the third quarter acquisition activity. However, assuming that the global economic outlook remains positive, 2006 should reflect the benefits we expect to realize from our recent acquisitions and our continued company-wide focus on operational excellence.”
SEGMENT RESULTS
Diversified

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands, unaudited)	2005	2004	% Change	2005	2004	% Change

Revenue	$185,222	$148,128	25%	$566,969	$449,526	26%
Segment Income	23,123	16,586	39%	66,512	54,076	23%
Operating margin	12.5%	11.2%		11.7%	12.0%
Bookings	184,600	166,815	11%	615,240	501,372	23%
Book-to-Bill	1.00	1.13		1.09	1.12
Backlog				296,561	239,057	24%
Diversified revenue and income increases reflect improvements at both Industrial Equipment and Process Equipment. Bookings continued the trend of exceeding prior year levels with growth in the aerospace, defense, heat exchanger, and oil and gas markets.
(more)

Industrial Equipment revenue and income were up 26% and 25%, respectively, over the prior year quarter, primarily due to strong demand in the commercial aerospace and construction markets. The margin was essentially flat reflecting higher volume with moderating increases in steel prices, offset by unfavorable product mix. The automotive and powersports businesses were down, as gains in the North American professional racing market were impacted by lower international, aftermarket, and OEM sales. Bookings increased 11%, generating a book-to-bill ratio of 0.96, and backlog increased 22%.
Process Equipment achieved a 57% income improvement on a 23% increase in revenue. Income growth was driven by higher volume, pricing adjustments, and productivity gains. The robust oil and gas market for bearings and the expanding European and Far East HVAC markets for heat exchangers were the primary drivers for these gains. Bookings increased 10%, backlog grew 31%, and the book-to-bill ratio was 1.07.
Electronics

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands, unaudited)	2005	2004	% Change	2005	2004	% Change

Revenue	$132,264	$118,016	12%	$409,349	$341,648	20%
Segment Income	6,286	9,179	-32%	29,794	30,665	-3%
Operating margin	4.8%	7.8%		7.3%	9.0%
Bookings	136,025	111,565	22%	418,147	349,527	20%
Book-to-Bill	1.03	0.95		1.02	1.02
Backlog				116,619	97,184	20%
The increase in revenue in Electronics primarily reflects the Colder and Corning Frequency Controls (CFC) acquisitions, partially offset by the disruption to the Triton ATM business caused by Hurricane Katrina. The disruption in Triton’s business due to the hurricane, coupled with acquisition costs, resulted in a decrease in income, which was partially mitigated by improvements in the component businesses. Sequentially, quarterly revenue and income declined 7% and 52%, respectively, while bookings increased by 1%, resulting in a quarter-end backlog of $117 million.
Components recorded a 25% increase in revenue over the prior year quarter reflecting the impact of the CFC and Colder acquisitions. Income increased by 133%, driven by the acquisitions, as well as cost reductions and efficiency gains in the core businesses. The margin was up 460 basis points compared to the prior year quarter. Sequentially, revenue was essentially flat as the positive impact of acquisitions was offset by weaker shipments from core businesses. Sequential quarterly income increased by 21% due to the impact of Colder as well as improved core business margins. Orders finished on a strong note for the quarter, with a bookings increase of 37%, resulting in a book-to-bill ratio of 0.99, and backlog increased 17% compared to the prior year quarter.
Commercial Equipment revenue and income decreased 15% and 92%, respectively, from the prior year quarter due to hurricane Katrina’s disruption of the ATM business, with operations in Long Beach, Mississippi, and lower shipments in the chemical dispensing business. Losses related to the hurricane, which disrupted operations significantly in September, are estimated to be in the $5 to $6 million range for the quarter. It is expected that ATM operations will be restored to full capacity in the fourth quarter. Bookings were impacted to a lesser extent, declining 6% compared to the prior year quarter, resulting in a book-to-bill ratio of 1.15 and a 70% increase in backlog.
(more)

Industries

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands, unaudited)	2005	2004	% Change	2005	2004	% Change

Revenue	$219,333	$201,514	9%	$652,374	$590,860	10%
Segment Income	29,265	23,714	23%	78,461	68,516	15%
Operating margin	13.3%	11.8%		12.0%	11.6%
Bookings	227,825	199,904	14%	662,863	628,379	5%
Book-to-Bill	1.04	0.99		1.02	1.06
Backlog				213,376	208,961	2%
Industries revenue increase was driven by Mobile Equipment, while quarterly bookings improved in both groups. Industries income established a new record for the quarter and was a third consecutive quarterly increase. Operating margin increased 150 basis points compared to the prior year quarter.
Mobile Equipment revenue was up 19% over the prior year quarter, driven by strong military sales and continued strength in the oil field industry. Income increased 52% driven by volume and strong cost control initiatives, and was aided by the sale of a previously closed facility, which resulted in a gain of $1.4 million. Bookings increased 21% due to strong demand for trailer and refuse products, resulting in a book-to-bill ratio of 1.05 and a backlog increase of 3%.
Despite a 5% decline in Service Equipment revenue due to continued weakness in the automotive service industry, income rose 3%, as a result of continued improvements in operating efficiencies and selective pricing increases. Bookings increased 3%, while backlogs remained essentially flat and the book-to-bill ratio was 1.02.
Resources

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands, unaudited)	2005	2004	% Change	2005	2004	% Change

Revenue	$404,653	$337,139	20%	$1,170,557	$943,542	24%
Segment Income	65,940	55,818	18%	196,418	158,480	24%
Operating margin	16.3%	16.6%		16.8%	16.8%
Bookings	410,657	320,140	28%	1,203,862	995,866	21%
Book-to-Bill	1.01	0.95		1.03	1.06
Backlog				192,646	155,243	24%
Resources record revenue in the third quarter represents a 3% sequential increase over the previous quarter. Income was up 18% from the prior year quarter, but was essentially flat compared to second quarter of 2005. Bookings for the quarter reached an all-time high, exceeding the second quarter by 6%, reflecting strong fundamentals in most of the markets served with the exception of the automotive sector. The decline in operating margin was due primarily to market development initiatives, system implementations, and some one-time charges related to the phase out of underperforming product lines.
The best performing group was Oil and Gas Equipment, which continues to experience strong demand for its energy-related products. Bookings increased by 59%, revenue by 56%, income by 50%, and backlog by 129% with a book-to-bill ratio of 1.04.
Revenue in Fluid Solutions was up 4% and income was essentially flat. These results reflect strength in the rail car, cargo tank, and refined fuels processing markets, partially offset by weakness in retail service station equipment. Bookings were up 16% and backlog was up 21%, with a book-to-bill ratio of 1.00.
(more)

Material Handling revenue and income increased 16% and 12%, respectively, fueled by strong demand in the petroleum and utility equipment markets. The negative leverage was the result of increases in specialty materials and transportation costs, non-recurring charges and a decline in automotive sector revenue. Backlog increased 13% and bookings increased 21% with a book-to-bill ratio of 1.01.
Systems

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands, unaudited)	2005	2004	% Change	2005	2004	% Change

Revenue	$197,076	$169,092	17%	$530,682	$451,915	17%
Segment Income	29,221	19,095	53%	78,168	50,538	55%
Operating margin	14.8%	11.3%		14.7%	11.2%
Bookings	201,362	175,593	15%	579,253	490,670	18%
Book-to-Bill	1.02	1.04		1.09	1.09
Backlog				172,806	128,064	35%
Systems income improvements over the prior year quarter were driven by Food Equipment. Operating margin improved 350 basis points compared to the prior-year quarter.
Food Equipment revenue and income improved 23% and 122%, respectively, due primarily to increased supermarket and food equipment revenue, and productivity improvements driven by last year’s restructuring initiatives. Bookings increased 18%, backlog increased 33% and the book-to-bill ratio was 0.99. The Food Equipment companies continue to gain market share due to new product introductions and superior customer service.
Packaging Equipment revenue was down slightly, while income was down 31%. This shortfall is primarily due to the timing of shipments of can necking and trimming equipment, resulting in the absorption of higher costs in the current quarter to meet future orders. The book-to-bill ratio was 1.15, bookings increased 5% and backlog increased 43%.
Technologies

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands, unaudited)	2005	2004	% Change	2005	2004	% Change

Revenue	$426,767	$412,414	3%	$1,162,780	$1,115,629	4%
Segment Income	54,557	58,065	-6%	121,204	137,464	-12%
Operating margin	12.8%	14.1%		10.4%	12.3%
Bookings	392,073	348,782	12%	1,190,261	1,125,546	6%
Book-to-Bill	0.92	0.85		1.02	1.01
Backlog				186,291	175,729	6%
Technologies third quarter revenue increased 7% sequentially, continuing the quarterly improvement seen throughout this year. Quarterly income was at its highest level since the third quarter of 2004 and up 19% sequentially. The Circuit Assembly and Test (“CAT”) group results reflected market trends which, while improving during 2005, appear to have plateaued at current levels. The Product Identification and Printing (“PIP”) group results reflect improved cost saving measures and the addition of Datamax, a fourth quarter 2004 acquisition. Margin improved 140 basis points sequentially continuing the trend of quarterly improvement.
Overall, CAT experienced a 5% decline in revenue and a 17% decrease in income compared to the prior year which benefited from a robust backend semiconductor industry. However,
(more)

demand resulting from lead free regulations, as well as increased demand in the Far East drove improved revenue and income from automated screen printers and soldering equipment. Sequentially, revenue and income are up 13% and 69%, respectively. The book-to-bill ratio for the quarter was 0.90 as the group increased production to address the growing backlog, which increased 7% over the prior year quarter. Bookings increased 9% over the prior year quarter. The CAT companies absorbed some expenses related to rationalizing their businesses and lowering cost structures during the third quarter, and anticipate additional fourth quarter charges in the range of $4 to $5 million, primarily for the termination of certain real estate lease obligations.
PIP reported a 26% increase in revenue, resulting in a 23% increase in income. The acquisition of Datamax contributed to substantially all of this revenue increase and a significant portion of the income increase. Sequentially, revenue was down 5% with income improving 12%. While PIP continues to face a challenging European market, new products and improved cost efficiencies contributed to improved margins. The book-to-bill ratio was 0.96 for the quarter, and the backlog decreased 1% and bookings increased 20%, from the prior-year quarter.
Acquisitions:
During the third quarter of 2005, Dover acquired three companies:
•	Knowles Electronics Holdings, Inc. is the leader in advanced micro-acoustic component products. The acquisition is a stand-alone company addition to the Components group of the Electronics segment and was purchased for approximately $751 million, net of cash acquired. This acquisition did not have a material impact on the Company’s quarterly income as the transaction was completed in late September 2005.
•	Colder Products Company is the leader in low pressure specialty quick disconnect couplings. The acquisition is a stand-alone company addition to the Components group of the Electronics segment. For the third quarter, this acquisition had an immaterial impact on EPS.
•	Harbor Electronics, Inc., manufactures test circuits for the semiconductor test industry. The acquisition was an add-on to Everett Charles Technologies in the Circuit Assembly and Test group of Technologies. This acquisition did not have a material impact on the Company’s quarterly income.
Year-to-date, Dover has invested $1.1 billion to acquire 8 companies with trailing twelve month revenue of approximately $400 million.
Other Information:
Of the 13% consolidated revenue growth that Dover realized in the third quarter, 7% came from organic growth and 6% from acquisitions. Of the 18% growth in consolidated income from continuing operations, 11% came from organic growth with the balance primarily from acquisitions.
Other income, net, for the quarter and year-to-date, increased largely because of foreign exchange gains.
Working capital as a percentage of revenue remained below 22% and inventory turns improved to 5.4.
Net loss from discontinued operations for the quarter was $9.9 million or $0.05 EPS compared to net income of $7.6 million or $0.04 EPS for the same period last year. In the third quarter of
(more)

2005, Dover discontinued and sold Somero Enterprises, which previously reported within the Mobile Equipment group of the Industries segment. Dover also discontinued and entered into an agreement to sell Tranter PHE, which previously reported within the Process Equipment group of the Diversified segment, and Dover discontinued one other business, which previously reported within the Packaging group of the Systems segment.
The effective tax rate for continuing operations was 25.9% for the third quarter compared to the prior year quarter rate of 26.3%. The tax rate for the three months ended September 30, 2005, includes a $9.7 million provision related to the planned repatriation of approximately $290 million of dividends and a $21.9 million benefit primarily related to the conclusion of several federal and state income tax issues. The nine-month tax rate for continuing operations, which includes the two items above and a $5.5 million first quarter benefit related to a favorable federal tax resolution, was 26.8%, compared to 28.1% in the prior-year period. Excluding the aforementioned benefits and the repatriation provision, the current year nine-month tax rate for continuing operations was 30.4%. The nine-month increase over prior year was primarily due to an increase in revenue not qualifying for tax incentives under the extraterritorial income exclusion regulations.
Net debt levels increased $823.9 million in the first nine months of 2005 driven primarily by acquisitions. The following table provides a reconciliation of net debt to total capitalization with the generally accepted accounting principles (GAAP) information found in the financial statements.

	At September 30,	At December 31,
Net Debt to Total Capitalization Ratio (in thousands, unaudited)	2005	2004

Current maturities of long-term debt	$251,102	$252,677
Commercial paper and other short-term debt	292,808	86,588
Long-term debt	1,339,883	753,063

Total debt	1,883,793	1,092,328
Less: Cash and cash equivalents	323,242	355,725

Net debt	1,560,551	736,603

Add: Stockholders’ equity	3,268,163	3,113,032

Total capitalization	$4,828,714	$3,849,635

Net debt to total capitalization	32.3%	19.1%

During the third quarter, Dover expanded its unsecured revolving credit facility, which is primarily used as liquidity back up for the Company’s commercial paper program, to $1 billion. In addition, on October 13, 2005, the Company completed the placement of $300 million in 4.875% notes due 2015 and $300 million in 5.375% debentures due 2035, the proceeds of which reduced commercial paper borrowings, as reflected in the Company’s Condensed Consolidated Balance Sheet as of September 30, 2005.
Free cash flow for the nine months ended September 30, 2005 was $268.7 million or 6.0% of revenue compared to $291.6 million or 7.5% of revenue in the prior year period, which included a tax refund of approximately $41 million in the first quarter of 2004. In addition, 2005 results reflected an $18 million contribution to the Knowles Electronics Holdings, Inc. pension plan, higher benefits and compensation payouts, and increased capital expenditures, partially offset by higher net income. The following table is a reconciliation of free cash flow with cash flows from operating activities.
(more)

	Nine Months Ended September 30,
Free Cash Flow (in thousands, unaudited)	2005	2004

Cash flows provided by operating activities	$373,385	$360,563
Less: Capital expenditures	(104,692)	(69,010)

Free cash flow	$268,693	$291,553

In an effort to provide investors with additional information regarding the Company’s results as determined by GAAP, the Company also discloses non-GAAP information which management believes provides useful information to investors. Free cash flow, net debt and total capitalization are not financial measures under GAAP, should not be considered as a substitute for cash flows from operating activities, debt and equity, as determined in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies. Management believes the net debt-to-total-capitalization ratio and free cash flow are important measures of liquidity and operating performance because they provide both management and investors a measurement of cash generated from operations that is available to fund acquisitions, pay dividends and repay debt.
Dover will host a Webcast of its third quarter 2005 conference call at 9:00 AM Eastern Time on Friday, October 21, 2005. The Webcast can be accessed at the Dover Corporation website at www.dovercorporation.com. The conference call will also be made available for replay on the website and additional information on Dover’s third quarter 2005 results and its operating companies can also be found on the company website.
Dover Corporation makes information available to the public, orally and in writing, which may use words like “expects” and “believes”, which are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements regarding future events and the performance of Dover Corporation that involve risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, failure to achieve expected synergies, the impact of continued events in the Middle East on the worldwide economy, economic conditions, increases in the costs of raw materials, customer demand, increased competition in the relevant market, the impact of natural disasters, such as recent hurricanes Katrina and Rita, and their effect on global energy markets and others. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.
Effective January 1, 2005, Dover’s results are reported in six segments, and thirteen groups within those segments, and prior period results have been restated to reflect this realignment. Restated segment details are available on the Company’s website at www.dovercorporation.com
TABLES FOLLOW
(more)

DOVER CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited) (in thousands, except per share figures)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue	$1,562,756	$1,383,885	$4,484,980	$3,886,229
Cost of goods and services	1,026,589	911,447	2,947,986	2,540,070

Gross profit	536,167	472,438	1,536,994	1,346,159
Selling and administrative expenses	343,401	305,321	1,024,136	887,063

Operating income	192,766	167,117	512,858	459,096

Interest expense, net	16,248	15,933	47,598	45,949
Other income, net	(2,406)	(1,645)	(14,226)	(1,775)

Total interest/other expense, net	(13,842)	(14,288)	(33,372)	(44,174)

Income before provision for income taxes and discontinued operations	178,924	152,829	479,486	414,922
Provision for income taxes	46,329	40,185	128,566	116,561

Income from continuing operations	132,595	112,644	350,920	298,361

(Loss) / Income from discontinued operations, net	(9,915)	7,620	43,095	17,279

Net income	$122,680	$120,264	$394,015	$315,640

Basic Earnings (Loss) Per Common Share:
Income from continuing operations	$0.65	$0.55	$1.73	$1.47
(Loss) / Income from discontinued operations	(0.05)	0.04	0.21	0.09
Net income	0.61	0.59	1.94	1.55

Weighted average shares outstanding	202,572	203,335	203,057	203,229

Diluted Earnings (Loss) Per Common Share:
Income from continuing operations	$0.65	$0.55	$1.72	$1.46
(Loss) / Income from discontinued operations	(0.05)	0.04	0.21	0.08
Net income	0.60	0.59	1.93	1.54

Weighted average shares outstanding	203,918	204,714	204,236	204,754

Dividends paid per common share	$0.17	$0.16	$0.49	$0.46

The following table is a reconciliation of the share amounts used in computing earnings per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Weighted average shares outstanding — Basic	202,572	203,335	203,057	203,229
Dilutive effect of assumed exercise of employee stock options	1,346	1,379	1,179	1,525

Weighted average shares outstanding — Diluted	203,918	204,714	204,236	204,754

Shares excluded from dilutive effect due to exercise price exceeding average market price of common stock	3,755	4,700	4,537	3,559
(more)

DOVER CORPORATION
MARKET SEGMENT RESULTS
(unaudited) (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
REVENUE	2005	2004	2005	2004

Diversified	$185,222	$148,128	$566,969	$449,526
Electronics	132,264	118,016	409,349	341,648
Industries	219,333	201,514	652,374	590,860
Resources	404,653	337,139	1,170,557	943,542
Systems	197,076	169,092	530,682	451,915
Technologies	426,767	412,414	1,162,780	1,115,629
Intramarket eliminations	(2,559)	(2,418)	(7,731)	(6,891)

Total consolidated revenue	$1,562,756	$1,383,885	$4,484,980	$3,886,229

INCOME FROM CONTINUING OPERATIONS

Diversified	$23,123	$16,586	$66,512	$54,076
Electronics	6,286	9,179	29,794	30,665
Industries	29,265	23,714	78,461	68,516
Resources	65,940	55,818	196,418	158,480
Systems	29,221	19,095	78,168	50,538
Technologies	54,557	58,065	121,204	137,464

Total segments	208,392	182,457	570,557	499,739
Corporate expense/other	(13,220)	(13,695)	(43,473)	(38,868)
Net interest expense	(16,248)	(15,933)	(47,598)	(45,949)

Income from continuing operations before provision for income taxes and discontinued operations	178,924	152,829	479,486	414,922
Provision for income taxes	46,329	40,185	128,566	116,561

Income from continuing operations — total consolidated	$132,595	$112,644	$350,920	$298,361

(more)

DOVER CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET AND STATEMENT OF CASH FLOWS
(unaudited) (in thousands)

	September 30,	December 31,
BALANCE SHEET	2005	2004

Assets:
Cash and cash equivalents	$323,242	$355,725
Receivables, net of allowances for doubtful accounts	1,024,758	869,760
Inventories	746,065	740,006
Deferred tax and other current assets	125,169	100,986
Property, plant and equipment, net	806,540	730,016
Goodwill	2,915,673	2,058,987
Intangibles, net	569,832	528,137
Other assets	209,209	195,617
Assets of discontinued operations	84,307	208,468

	$6,804,795	$5,787,702

Liabilities & Stockholders’ Equity:
Short-term debt	$543,910	$339,265
Payables and accrued expenses	877,279	805,001
Taxes payable and other deferrals	721,730	714,062
Long-term debt	1,339,883	753,063
Liabilities of discontinued operations	53,830	63,279
Stockholders’ equity	3,268,163	3,113,032

	$6,804,795	$5,787,702

	Nine Months Ended September 30,
CASH FLOWS	2005	2004

Operating activities:
Net income	$394,015	$315,640
Income from discontinued operations, net of tax	(43,095)	(17,279)
Depreciation and amortization	124,387	112,195
Contributions to defined benefit pension plan	(18,000)	—
Net change in assets and liabilities	(83,922)	(49,993)

Net cash provided by operating activities	373,385	360,563

Investing activities:
Proceeds from the sale of property and equipment	16,052	13,949
Additions to property, plant and equipment	(104,692)	(69,010)
Proceeds from sale of discontinued business	142,943	67,921
Acquisitions (net of cash and cash equivalents acquired)	(1,079,525)	(313,542)

Net cash used in investing activities	(1,025,222)	(300,682)

Financing activities:
Increase (decrease) in debt	785,005	(52,736)
Cash dividends to stockholders	(99,434)	(93,507)
Purchase of treasury stock, net of proceeds from exercise of stock options	(37,633)	5,989

Net cash provided by (used in) financing activities	647,938	(140,254)

Effect of exchange rate changes on cash	(18,693)	(3,859)

Net cash provided by (used in) discontinued operations	(9,891)	21,399
Net decrease in cash and equivalents	(32,483)	(62,833)
Cash and cash equivalents at beginning of period	355,725	368,351

Cash and cash equivalents at end of period	$323,242	$305,518

(more)

DOVER CORPORATION
QUARTERLY MARKET SEGMENT INFORMATION (1)
(unaudited) (in thousands)
DIVERSIFIED

	2004				2005
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.	3 Qtr.

Revenue	$146,837	$154,561	$148,128	$151,431	$184,954	$196,793	$185,222
Segment Income	19,033	18,457	16,586	15,404	20,409	22,980	23,123
Bookings	176,489	158,068	166,815	160,595	230,984	199,656	184,600
Backlog	218,336	221,084	239,057	249,897	294,605	296,607	296,561
Book-to-Bill	1.20	1.02	1.13	1.06	1.25	1.01	1.00
Operating margins	13.0%	11.9%	11.2%	10.2%	11.0%	11.7%	12.5%
ELECTRONICS

	2004				2005
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.	3 Qtr.

Revenue	$110,371	$113,261	$118,016	$134,907	$135,598	$141,487	$132,264
Segment Income	11,103	10,383	9,179	10,516	10,334	13,174	6,286
Bookings	122,875	115,087	111,565	132,869	147,155	134,967	136,025
Backlog	84,012	88,016	97,184	98,122	110,361	103,247	116,619
Book-to-Bill	1.11	1.02	0.95	0.98	1.09	0.95	1.03
Operating margins	10.1%	9.2%	7.8%	7.8%	7.6%	9.3%	4.8%
INDUSTRIES

	2004				2005
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.	3 Qtr.

Revenue	$188,826	$200,520	$201,514	$210,319	$208,582	$224,459	$219,333
Segment Income	20,611	24,191	23,714	23,200	23,247	25,949	29,265
Bookings	221,782	206,693	199,904	204,080	212,061	222,977	227,825
Backlog	201,213	208,935	208,961	200,825	206,258	204,741	213,376
Book-to-Bill	1.17	1.03	0.99	0.97	1.02	0.99	1.04
Operating margins	10.9%	12.1%	11.8%	11.0%	11.1%	11.6%	13.3%
RESOURCES

	2004				2005
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.	3 Qtr.

Revenue	$290,793	$315,610	$337,139	$346,250	$371,656	$394,248	$404,653
Segment Income	47,581	55,081	55,818	50,940	63,768	66,710	65,940
Bookings	336,106	339,620	320,140	351,454	405,088	388,117	410,657
Backlog	146,811	170,915	155,243	161,030	194,310	186,415	192,646
Book-to-Bill	1.16	1.08	0.95	1.02	1.09	0.98	1.01
Operating margins	16.4%	17.5%	16.6%	14.7%	17.2%	16.9%	16.3%

(1)	Excludes discontinued operations
(more)

DOVER CORPORATION
QUARTERLY MARKET SEGMENT INFORMATION (1)
(unaudited) (in thousands)
SYSTEMS

	2004				2005
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.	3 Qtr.

Revenue	$136,204	$146,619	$169,092	$167,605	$155,871	$177,735	$197,076
Segment Income	15,502	15,941	19,095	22,941	22,037	26,910	29,221
Bookings	147,364	167,713	175,593	163,472	156,182	221,709	201,362
Backlog	100,895	121,651	128,064	124,912	125,037	170,238	172,806
Book-to-Bill	1.08	1.14	1.04	0.98	1.00	1.25	1.02
Operating margins	11.4%	10.9%	11.3%	13.7%	14.1%	15.1%	14.8%
TECHNOLOGIES

	2004				2005
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.	3 Qtr.

Revenue	$315,244	$387,971	$412,414	$353,829	$336,036	$399,977	$426,767
Segment Income	26,279	53,120	58,065	22,121	20,941	45,707	54,557
Bookings	363,737	413,027	348,782	327,218	378,447	419,741	392,073
Backlog	195,393	235,459	175,729	165,712	205,430	218,277	186,291
Book-to-Bill	1.15	1.06	0.85	0.92	1.13	1.05	0.92
Operating margins	8.3%	13.7%	14.1%	6.3%	6.2%	11.4%	12.8%

(1)	Excludes discontinued operations
QUARTERLY EPS & EARNINGS
(Unaudited) (in thousands)

	2004				2005
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.	3 Qtr.

Net Income
Continuing operations	$81,207	$104,510	$112,644	$95,515	$96,798	$121,527	$132,595
Discontinued operations	1,905	7,754	7,620	1,599	1,336	51,674	(9,915)

Net income	83,112	112,264	120,264	97,114	98,134	173,201	122,680

Basic earnings per common share:
Continuing operations	$0.40	$0.51	$0.55	$0.47	$0.48	$0.60	$0.65
Discontinued operations	0.01	0.04	0.04	0.01	0.01	0.25	(0.05)
Net income	0.41	0.55	0.59	0.48	0.48	0.85	0.61

Diluted earnings per common share:
Continuing operations	$0.40	$0.51	$0.55	$0.47	$0.47	$0.60	$0.65
Discontinued operations	0.01	0.04	0.04	0.01	0.01	0.25	(0.05)
Net income	0.41	0.55	0.59	0.47	0.48	0.85	0.60

Average Shares
Basic Average Shares	203,088	203,263	203,335	203,413	203,650	202,959	202,572
Diluted Average Shares	204,763	204,787	204,714	204,875	204,904	203,984	203,918